EXHIBIT 5.1

                        [LETTERHEAD OF S. FRIEDMAN & CO.]

                              TEL-AVIV,MAY 21, 2008

Ladies and Gentlemen,

      RE: RADA ELECTRONIC INDUSTRIES LTD.- AMENDMENT NO. 2 TO REGISTRATION
                             STATEMENT ON FORM F-3

     We have acted as Israeli legal counsel to RADA Electronic Industries Ltd. (the "Company") in connection with the above Amendment No. 2 to Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of up to 915,351 of the Company's ordinary shares, par value NIS 0.015 each (the "Ordinary Shares") offered by certain selling shareholders of the Company (the "Selling Shareholders"), of which 152,765 Ordinary Shares are issued and fully paid for (the "Shares") and 762,586 Ordinary Shares are issuable upon the exercise of warrants (the "Warrant Shares").

     We have examined the Articles of Association of the Company, as amended, minutes provided to us by the Company's officers, and other documents and corporate records relating to the Company provided to us by the Company officers and, such other questions of law as we deem necessary or appropriate in order to enable us to express the opinion set forth herein.

     In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to have been properly given and to be accurate. As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company officers.

     Based upon the foregoing, we are of the opinion that:

          1. The Shares offered for the account of the Selling Shareholders are validly authorized and issued, fully paid and non-assessable.


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          2. The Warrant Shares issuable upon exercise of the warrants, all in accordance with the applicable terms of such warrants, when and if issued, will be validly authorized and issued, fully paid and non-assessable.

     We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the Laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Legal Matters".

                                                              Yours faithfully,
                                                              /s/ S. Friedman
                                                              S. FRIEDMAN & CO.
                                                              Advocates